Exhibit 99.3

Gordon Pointe Acquisition Corp. To Host Investor Call to Discuss Non-Binding Agreement in Principle to Combine with Company that owns the Johnson Controls Hall of Fame Village in Canton, Ohio

NEW YORK & NAPLES, FL., August 5, 2019 -- Gordon Pointe Acquisition Corp. (“GPAQ”) (NASDAQ: GPAQ, GPAQU, GPAQW), will host a conference call on Tuesday, August 6, 2019, at 10:00 a.m. Eastern Daylight Time to discuss the previously announced non-binding Agreement in Principle entered into on August 1, 2019 by GPAQ and HOF Village, LLC, a sports, entertainment and media company founded by the Pro Football Hall of Fame. Management of GPAQ and HOF Village, LLC will lead the call. Interested parties may listen to the call by dialing 1.844.400.9700 (US) or 1.470.279.3859 (INT’L) and Entry Code: GPAQ0806.

About Gordon Pointe Acquisition Corp.

GPAQ is a special purpose acquisition company formed by Mr. James J. Dolan. GPAQ raised $125 million in its initial public offering in January of 2018. Additional information can be found at www.gordonpointe.com.

About HOF Village, LLC

HOF Village, LLC is a multi-use sports, entertainment and media company centered around the Pro Football Hall of Fame’s campus in Canton, Ohio. HOF Village, LLC provides a themed sports, entertainment and media venue to capitalize on the popularity and fandom associated with NFL football and the legends of the game.

About the Pro Football Hall of Fame

Located in Canton, Ohio, the birthplace of the National Football League, the Pro Football Hall of Fame is a 501(c)(3) not-for-profit institution with the Mission to Honor the Heroes of the Game, Preserve its History, Promote its Values, & Celebrate Excellence. The Hall of Fame has formed a wholly owned, for profit subsidiary to be a member of HOF Village, LLC.

Hundreds of thousands of fans from across the globe travel to Canton annually to experience “The Most Inspiring Place on Earth!” that chronicles America’s most popular sport.

Additional Information about the Transaction and Where to Find It

In connection with the proposed merger, GPAQ intends to file a preliminary proxy statement with the SEC and will mail a definitive proxy statement and other relevant documents to its stockholders. Investors and security holders of GPAQ are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with GPAQ’s solicitation of proxies for its stockholders’ meeting to be held to approve the merger because the proxy statement will contain important information about the merger and the parties to the merger. The definitive proxy statement will be mailed to stockholders of GPAQ as of a record date to be established for voting on the merger. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

GPAQ, HOF Village, LLC, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of GPAQ stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests in GPAQ’s directors and in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 18, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the GPAQ’s stockholders in connection with the proposed business combination will be set forth in the proxy statement for the proposed business combination when available. Information concerning the interests of GPAQ’s and HOF Village, LLC’s participants in the solicitation, which may, in some cases, be different than those of GPAQ’s and HOF Village, LLC’s equity holders generally, will be set forth in the proxy statement relating to the proposed business combination when it becomes available.

FOR INFORMATION CONTACT:

James J. Dolan

Chief Executive Officer

Gordon Pointe Acquisition Corp.

jdolan@gordonpointe.com

(412) 960-4687

Media Contact:

Jack Horner, 267-932-8760, ext. 302

412-600-2295 (mobile)

jack@hornercom.com